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                                                                   EXHIBIT 10(W)

                              CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is entered into as of July 1, 1994, by and between ZAPATA CORPORATION, a Delaware corporation (the "Company") having its principal place of business at One Riverway, Houston, Texas 77056, and THOMAS H. BOWERSOX, an individual, having his principal residence at 7510 Pine Wind Ct., Humble, Texas 77346 ("Consultant"). In consideration of Company's agreeing to enter into this Agreement, Consultant and Company agree that the Employment Agreement made and entered into as of the 15th day of March, 1991 by and between the Company and Consultant shall terminate effective July 1, 1994.

The parties hereto further agree as follows:

1. ENGAGEMENT. Company hereby engages Consultant and Consultant hereby agrees to hold himself available to render, at the request of Company, litigation consulting services for Company and its affiliates and subsidiaries upon the terms and conditions hereinafter set forth.

2. TERM. The term of this Agreement shall begin as of July 1, 1994, and shall terminate on June 30, 1997. Company's obligations to make all payments due under this Agreement, and its obligation to provide benefits as described in
   Section 3 are unconditional and must be met, even in the event of the death, disability or other incapacity of Consultant.

3. COMPENSATION. As compensation for the services rendered by Consultant under this Agreement, Company shall pay Consultant an annual fee of One Hundred Eighty-Five Thousand Four Hundred and No/100 Dollars ($ 185,400.00). Such annual payments shall be paid in semi-monthly installments, beginning on July 15, 1994, less such taxes as Company is required by law to deduct. Consultant shall be entitled to participate in the Company's group health and dental insurance plans pursuant to the terms and conditions of those plans, as they presently exist or as they may be revised during the term of this Agreement; provided, however, that Consultant shall pay and Company shall deduct from payments made to Consultant such amounts as employee participants in the plans pay for such plans. Notwithstanding any other provision contained in this Agreement, Consultant's rights in and to Company other benefit plans in which Consultant already is a vested participant shall not be adversely affected by this Agreement.

4. DUTIES. Consultant shall hold himself available to render, and shall render at the request of Company from time to time, litigation consulting services for the Company through its General Counsel. Consultant shall render such services conscientiously and shall devote his best efforts and abilities thereto at such times during the term hereof and in such manner as Company and Consultant shall mutually agree, it being acknowledged that Consultant's services shall be non-exclusive and performed at such places and at such times as are reasonably convenient to Consultant.

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5.  EXPENSES. Consultant shall be reimbursed by Company for all reasonable business expenses that are incurred by Consultant during the performance of his services hereunder. Company's obligation to reimburse Consultant pursuant to this subparagraph shall be subject to the presentation to Company by Consultant of an itemized account of such expenditures, together with supporting vouchers, in accordance with Company's policies as in effect from time to time.

6. INDEPENDENT CONTRACTOR. It is expressly agreed that Consultant is acting as an independent contractor in performing his services hereunder, and not as an employee or agent of Company.

7. DISCLOSURE OF INFORMATION. Consultant shall not disclose nor appropriate for his own use, or for the use of any third party, at any time during or subsequent to the term of this Agreement, any secret or confidential information of Company or any of Company's affiliates or subsidiaries of which Consultant has been or hereafter becomes informed, whether or not developed by Consultant, including, but not limited to, information pertaining to customer lists, services, methods, processes, prices, profits, contract terms or operating procedures, except as required in connection with Consultant's performance of this Agreement, or as required by a governmental authority.

8. ASSIGNMENT. This Agreement is a personal one, being entered into in reliance upon and in consideration of the singular personal skills and qualifications of Consultant. Consultant shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on his part without the prior written consent of Company.

9. MODIFICATION OF AGREEMENT. This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

10. Notice. Any notice required or permitted to be given hereunder shall be sufficient if in writing, and if sent by registered or certified mail, postage prepaid, addressed as follows:

          If to Company:

              Zapata Corporation
              One Riverway, Suite 2200
              Houston, Texas 77056
              Attention: Chairman and Chief Executive Officer

          If to Consultant:

              Mr. Thomas H. Bowersox
              7510 Pine Wind Ct.

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               Humble, Texas 77346

    or to such other addresses as the parties hereto may specify in writing from time to time.

11. WAIVER OF BREACH. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

12. TITLES. The titles of the sections herein are for convenience of reference only and are not to be considered in construing this Agreement.

13. GOVERNING LAW. This Agreement has been executed and delivered in the State of Texas, and its interpretation, validity and performance shall be construed and enforced in accordance with the laws of the State of Texas.

14. ENTIRE AGREEMENT. This Agreement contains the entire contract of the parties with respect to the subject matter hereof and supersedes all agreements and understandings between the parties concerning the subject matter hereof.

EXECUTED as of the date first above written.



                                     ZAPATA CORPORATION


                                         /s/ R. C. LASSITER
                                     By: ------------------------------------
                                         R. C. Lassiter
                                         Chairman and Chief Executive Officer



                                         THOMAS H. BOWERSOX

                                         /s/ THOMAS H. BOWERSOX
                                         ------------------------------------

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